                                                                      EXHIBIT 12

                            BROWN-FORMAN CORPORATION

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                    YEAR ENDED APRIL 30,
                                                              --------------------------------
                                                              1998   1997   1996   1995   1994
                                                              ----   ----   ----   ----   ----
Earnings before income taxes and cumulative effect of
  accounting changes........................................   296    273    257    247    257
Add: Fixed charges..........................................    23     26     28     30     24
                                                              ----   ----   ----   ----   ----
Earnings available for fixed charges........................   319    299    285    277    281
                                                              ====   ====   ====   ====   ====
Fixed Charges:
  Interest incurred.........................................    14     17     20     23     17
  Portion of rent expense deemed to represent interest
     factor.................................................     9      9      8      7      7
                                                              ----   ----   ----   ----   ----
Fixed charges...............................................    23     26     28     30     34
                                                              ====   ====   ====   ====   ====
Ratio of earnings to fixed charges..........................  13.7   11.4   10.1    9.2   11.7
                                                              ====   ====   ====   ====   ====





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